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                                                                      EXHIBIT 11


              ATALANTA/SOSNOFF CAPITAL CORPORATION AND SUBSIDIARIES


                        COMPUTATION OF EARNINGS PER SHARE

               FOR THE YEARS ENDED DECEMBER 31,1997,1996 AND 1995


                                           1997         1996          1995
                                        ----------   ----------   -----------
  Net income                            $9,849,373   $8,801,916   $10,047,931
                                        ==========   ==========   ===========

Basic Earnings Per Share:

  Shares - weighted average number of
  common shares outstanding              9,037,469    8,812,401     8,812,401

  Basic earning per share               $     1.09   $     1.00   $      1.14
                                        ==========   ==========   ===========
Dilutive Earnings Per Share:

  Common stock equivalents - options

  Shares - weighted average number of
  common and common equivalent shares
  outstanding                            9,088,405    8,842,751     8,819,061
                                        ==========   ==========   ===========
  Dilutive earnings per share           $     1.08   $     1.00   $      1.14
                                        ==========   ==========   ===========


                                       S-I